Exhibit 10.6

Board of Directors

Retirement Policy

of The Walt Disney Company

History:	The Board of Directors adopted a retirement policy on May 28, 1974 as recommended to it by the Executive Committee; it was revised in November 1983 by the Board of Directors upon the recommendation of the Corporate Governance Committee; was further revised on June 23, 1997 by the Compensation Committee; was further revised on November 28, 2006 by the Board of Directors upon the recommendation of the Governance and Nominating Committee; and was further revised on December 2, 2009 by the Board of Directors upon the recommendation of the Governance and Nominating Committee.

Policy:

1.	That no Director may stand for reelection following the calendar year in which that Director turned 74 years of age.

2.	That each of those Directors who retire in accordance with the policy set forth in paragraph 1 above be elected a Director Emeritus.

3.	That Directors Emeritus who retire after June 23, 1997, no longer be privileged to attend Board meetings or to serve on Board Committees but shall continue to be invited to social events such as movie openings, theme park anniversaries, etc., to which all then current Directors are invited.

4.	That all accruals of future retirement benefits for Directors retiring after June 23, 1997 (including Directors Emeritus), be terminated, effective from December 31, 1994, and for all periods thereafter (the “Accrual Termination Date”).

5.	That upon retirement (regardless of whether or not Director Emeritus status has been reached) each Director who has served five or more years as of the Accrual Termination Date shall receive annual retirement benefits for the same number of years that such Director has actively served on the Board, calculated as follows:

(a) for retired Directors with ten years or more of active Board service accrued through the Accrual Termination Date, the same yearly retainer as paid to active non-management Directors;

(b) for retired Directors with five through nine years of active Board service accrued through the Accrual Termination Date, fifty percent (50%) of an active non-management Director’s yearly retainer plus an additional ten percent (10%) thereof for each year of active Board service in excess of five years.

6.	That management Directors are not eligible for retirement benefits for any years that they serve The Walt Disney Company or any of its affiliates in dual roles (management and director).

7.	That any Director Emeritus who has retired prior to June 23, 1997, shall be unaffected by any changes in the Board of Directors Retirement Policy effected on June 23, 1997, and shall continue to be covered by the Policy as previously in effect.